UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2006

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	001-31305	22-3802649
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey	08809-4000
(Address of Principal Executive Offices)	(Zip Code)

(908) 730-4000
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2006, David M. Sloan notified the Board of Directors that he will resign from the board in order to pursue other opportunities, effective on the date of the Company’s annual meeting of shareholders in 2006, currently scheduled for May 9, 2006. Mr. Sloan is a member of the Governance and Nominating Committee.

On February 28, 2006, the Board of Directors elected Robert C. Flexon to become a director, effective May 1, 2006, to fill the vacancy on the board created by the resignation of Roger Heffernan, who resigned in January 2006.

Mr. Flexon has been the Executive Vice President and Chief Financial Officer of NRG Energy, Inc., a publicly traded wholesale power generation company primarily engaged in the ownership and operation of power generation facilities and the sale of energy, capacity and related products in the United States and internationally, since March 2004. From 2000 until 2001 Mr. Flexon was Vice President, Business Analysis & Controller and from 2001 to 2004 was Vice President, Work Process Improvement and Business Development of Hercules, Inc. a publicly traded company engaged in the manufacture of specialty chemicals used in making a variety of products for home, office, and industrial markets. Mr. Flexon, a Certified Public Accountant, has an extensive background in auditing extending back to his days as an Audit Manager with Coopers & Lybrand in the 1980’s and in various key accounting-related positions, including General Auditor, with Atlantic Richfield Company from 1987 to 2000.

Mr. Flexon is 47 years old. He will be a member of the Audit Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

DATE: March 6, 2006	By:	/s/ Lisa Fries Gardner
Lisa Fries Gardner
Vice President and Secretary